SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 15, 2008

WASHINGTON MUTUAL, INC.
(Exact name of Registrant as specified in its charter)

Washington	1-14667	91-1653725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 SECOND AVENUE
SEATTLE, WASHINGTON 98101
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (206) 461-2000

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2008, the Human Resources Committee of the Board of Directors (the “Committee”) of Washington Mutual, Inc. (the “Company”) approved a number of executive compensation related matters, applicable to the Company’s Chief Executive Officer, Chief Financial Officer, and the two other current executive officers whose compensation was disclosed in the Company’s 2007 proxy statement (the “2007 Proxy Statement”) filed with the Securities and Exchange Commission (“SEC”) on March 19, 2007 (collectively, the “Named Executives”).  The actions approved by the Committee included the following:

Approval of 2007 Company Performance Results and Payouts under the 2007 Leadership Bonus Plan

            2007 Company Performance Results

            The Committee reviewed and approved the Company’s 2007 performance results under the Company’s 2007 Leadership Bonus Plan (the “2007 Bonus Plan”) pursuant to which the Company pays annual cash bonuses to its eligible employees, including the Named Executives.    The Committee approved payouts at 32.6% of target based upon the Company’s 2007 performance compared to the four applicable 2007 Bonus Plan performance measures.  As the Company reported in a Current Report on Form 8-K filed with the SEC on January 23, 2007 and in the 2007 Proxy Statement, the 2007 Bonus Plan included the following four performance measures, each with an assigned weighting: (i) Earnings-Per-Share (“EPS”), weighted at 40%; (ii) Noninterest Income, weighted at 25%; (iii) Noninterest Expense, weighted at 25%; and (iv) Customer Loyalty, weighted at 10%.

            The Company’s 2007 performance for each of these four measures, as approved by the Committee, was as follows:

Performance Measure	Percentage of Target Payout Based on 2007 Company Performance	Weighting	Weighted Payout Percentage

EPS	Below Threshold	40%	0%
Noninterest Income	9.2	25	2.3
Noninterest Expense	84.0	25	21.0
Customer Loyalty	92.8	10	9.3
Total Weighted Payout Percentage	--	--	32.6%

            The Company’s 2007 performance results used to calculate EPS and Noninterest Expense under the 2007 Bonus Plan excluded the effects of the extraordinary restructuring and non-cash goodwill impairment charges reported by the Company in a Current Report on Form 8-K filed with the SEC on December 10, 2007 (the “Extraordinary Charges”).  The Committee approved the exclusion of the Extraordinary Charges from the EPS and Noninterest Expense performance calculations because the Extraordinary Charges were not part of the Company’s business plan when the 2007 Bonus Plan was established and they masked management’s achievements in controlling Noninterest Expense in the Company’s operations.  If the Extraordinary Charges had not been excluded from the calculation, the Company’s performance on Noninterest Expense would have been below threshold, resulting in a weighted payout percentage of 0% for that performance measure and a total weighted payout percentage at 11.6% of target amounts.  Excluding the Extraordinary Charges from the calculation of EPS performance had no effect on bonus payouts, as EPS performance was below threshold whether or not the charges were excluded.

            2007 Bonus Payout for the Chief Executive Officer

            Kerry Killinger, Chairman and Chief Executive Officer, will not accept any bonus payout for 2007, even though the Company’s 2007 performance would have resulted in a payout to Mr. Killinger of $1,189,900 (32.6% of his 2007 target bonus of $3,650,000).  The amount of Mr. Killinger’s forgone 2007 bonus will be taken into account in the calculation of his benefits under the Company’s Executive Target Retirement Income Plan as though he had received the bonus.

            2007 Bonus Payouts to Other Named Executives and 2007 Restricted Stock Vesting

Based on the 32.6% total weighted approved payout percentage under the 2007 Bonus Plan, the other Named Executives will receive cash bonuses for 2007 performance in the amounts shown in the table below.  2006 incentive bonus amounts (reported on page 30 of the 2007 Proxy Statement as “Non-Equity Incentive Plan Compensation”), are provided for comparison purposes.

Named Executive	2007 Cash Incentive Bonus Payout	2006 Cash Incentive Bonus Payout

Kerry K. Killinger	--	$4,074,000
Stephen J. Rotella	$912,800	3,142,800
Thomas W. Casey	391,200	1,356,060
James B. Corcoran	277,100	931,200

            The shares of restricted stock awarded to each Named Executive in 2007 (the “2007 Restricted Stock Awards”) vest over three years but only to the extent of the Company’s performance under the 2007 Bonus Plan performance measures described above.  As a result, for each Named Executive, including Mr. Killinger, 67.4% of the 2007 Restricted Stock Awards were forfeited and the remaining 32.6% vest over three years from the date of grant.  The following table shows the number of shares each Named Executive will retain from his 2007 Restricted Stock Award, subject to the applicable three-year vesting schedule, and the number of shares each will forfeit, in each case including dividends accrued since the grant date:

Named Executive	Shares of 2007 Restricted Stock Eligible to Vest	Shares of 2007 Restricted Stock Forfeited

Kerry K. Killinger	46,644	96,435
Stephen J. Rotella	24,351	50,345
Thomas W. Casey	16,222	33,539
James B. Corcoran	6,070	12,550

Approval of 2008 Long-Term Equity Incentive Awards to Named Executives

            The Committee approved the Company’s 2008 long-term equity incentive awards to eligible employees, including the Named Executives.  As discussed below, Mr. Killinger’s award consists solely of stock options and the awards made to Messrs. Rotella, Casey and Corcoran consist of stock options and restricted stock.  In accordance with the Company’s practice of granting annual equity awards on the second business day after the release of year-end earnings, the awards will be granted on January 22, 2008 with an exercise price for the stock options equal to the closing market price of the Company’s stock on that date ($14.77).

            Because of the significant erosion in shareholder value in the latter half of 2007, providing strong performance-based incentives to the Company’s executive officers, including the Named Executives and particularly the Chief Executive Officer and the Chief Operating Officer, was a primary compensation objective for the 2008 long-term equity incentive awards.  Moreover, due to the current unprecedented challenges in the mortgage and credit markets, retaining executive officers and other key employees, including the Named Executives, also was a primary compensation objective for the awards.  In determining the 2008 equity awards, the Committee replaced the performance share component of the Company’s long-term equity incentive program with additional stock options.  Performance shares have been used by the Company in recent years, including 2007; however, the Committee has concluded that for 2008, the evaluation of performance should not be limited to a few discrete criteria but instead that executives should be motivated to proactively identify and address a wide range of initiatives to restore and create shareholder value through increased stock price.

2008 Award to Chief Executive Officer

Providing a strong incentive to restore shareholder value was the Committee’s primary compensation objective for Mr. Killinger’s 2008 equity award.  Accordingly, Mr. Killinger’s 2008 equity award consists entirely of performance-based stock options with vesting terms tied to the price of the Company’s common stock achieving certain thresholds.

The 2008 long-term equity incentive award value approved by the Committee is approximately 15% greater than Mr. Killinger’s 2007 award value, resulting in a grant of 3.2 million stock options to Mr. Killinger.  Fifty percent of the stock options will vest upon the later of (i) the third anniversary of the grant date, or (ii) the NYSE-reported trading price of the Company’s common stock closing at $26 or more per share for 15 consecutive trading days.  The remaining 50% of the stock options will vest upon the later of (i) the fourth anniversary of the grant date, or (ii) the NYSE-reported trading price of the Company’s common stock closing at $35 or more per share for 15 consecutive trading days.  Vesting may also be accelerated upon other events specified in the Company’s Amended and Restated 2003 Equity Incentive Plan and standard form of option award agreement, such as a qualifying change-in-control transaction, a qualifying retirement, death or permanent disability.

The stock options have a term of seven years.

2008 Awards to Other Named Executives

Each other Named Executive received a 2008 stock option grant with an award value approximately equal to the aggregate award value of his total 2007 long-term equity incentive award.  In determining the award value for each Named Executive’s 2008 restricted stock grant, the Committee considered the Named Executive’s individual performance and the severity of the retention risk associated with him.  The restricted stock will vest in two equal installments on the second and third anniversaries of the grant date, subject to the Company satisfying one of two 2008 performance conditions established to allow the Company to deduct from taxable income the expense of the awards under Section 162(m) of the Internal Revenue Code.  The Company’s valuation models for converting award values into stock options and shares of restricted stock resulted in the awards to each Named Executive (other than Mr. Killinger) shown below.

Named Executive	Stock Options Awarded	Shares of Restricted Stock Awarded

Stephen J. Rotella	1,500,000	165,000
Thomas W. Casey	965,000	85,000
James B. Corcoran	360,000	42,000

As with Mr. Killinger, the Committee wanted to provide Mr. Rotella, President and Chief Operating Officer, with a strong incentive to restore shareholder value.  Therefore, Mr. Rotella’s stock options will be granted on terms identical to Mr. Killinger’s, as discussed above.  The Committee determined to provide comparable stock price incentives for equity awards to the other Named Executives and also placed a greater emphasis on the retention objective for those equity awards.  Therefore, Mr. Casey’s and Mr. Corcoran’s stock options will be granted with stock price vesting terms similar to those under the options granted to Messrs. Killinger and Rotella, except that the options granted to Messrs. Casey and Corcoran will vest 100% on the earlier of (i) the third anniversary of the grant date or (ii) the NYSE-reported trading price of the Company’s common stock closing at $26 or more per share for 15 consecutive trading days, and likewise are subject to accelerated vesting upon certain other events specified in the Amended and Restated 2003 Equity Incentive Plan and standard form of option award agreement.

The number of stock options and shares of restricted stock awarded to the Named Executives in 2008 is significantly higher than the number awarded in recent years due primarily to the low valuation per option and restricted share, respectively, resulting from the current relatively low market price of the Company’s common stock and, for the stock option grants, the shift in the mix of equity award components in favor of stock options for a significantly higher percentage of the total award value.

Approval of Amendments to Executive Target Retirement Income Plan

The Committee approved the following amendments to the Company’s Executive Target Retirement Income Plan (the “ETRIP”), in which the Company’s executive officers, including the Named Executives, participate:

(i)	effective January 1, 2008, there will be no new participants in the ETRIP;
(ii)	effective December 31, 2012, participants will cease to accrue employment service credits for benefits and vesting purposes, except in the case of a change-in-control of the Company, in which case participants would continue to receive an additional three years of service credit;

(iii)	effective December 31, 2012, benefits for each participant no longer will be reduced by Company contributions or credits the participant receives under the Company’s other general and executive retirement benefit plans and the Company’s 401(k) plan; and

(iv)	effective December 31, 2012, the formula for calculating benefits under the ETRIP will exclude the effects of decreases in base salary and bonus under the five-year measurement period.

The Committee approved these amendments to re-focus executive retirement benefits on the Company’s other retirement plans.

Approval of Material Terms of a Severance Plan for Certain Executive Officers

The Committee approved the material terms of a severance plan for Company executive officers other than Mr. Killinger and Mr. Rotella, whose severance benefits are determined by their respective employment agreements.   Among the covered executives are Named Executives Thomas W. Casey and James B. Corcoran.  The new severance plan will entitle each covered executive to a cash payment if the Company terminates his or her employment for any reason other than cause (as defined in the covered executive’s existing change-in-control agreement with the Company) equal to 1.5 times the sum of (i) the executive’s base salary plus (ii) the higher of (A) the executive’s target bonus or (B) the executive’s actual bonus for the prior year.  No benefits under the severance plan will be paid to any covered executive who becomes entitled to benefits under his or her change-in-control agreement with the Company.  The Committee took this action to promote retention of covered executives and to provide them with severance protection at a standardized level, a benefit afforded broadly to most other Company employees.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2008		WASHINGTON MUTUAL, INC.
	By:	/s/ Daryl David Daryl David Executive Vice President